PROMISSORY NOTE

Principal:	USD $50,000
DATED:	February 26, 2013

FOR VALUE RECEIVED, Universal Tech Corp (the “Maker”) does hereby unconditionally promise to pay to or to the order of Bay Capital Ltd. (the “Holder”), ON DEMAND the sum of Fifty Thousand Dollars ($50,000) of lawful money of the United States of American (the “Principal”) on the following terms and conditions:

Payment of Principal:  The Principal shall be payable on DEMAND.

Interest:  Interest shall accrue on the unpaid portion of the Principal at the rate of 16% per annum, calculated and payable monthly, until repaid.

Prepayment: The Maker shall have the right at any time to pay all, or any portion of, the Principal outstanding as at the date of such payment without notice, bonus or penalty.

Assignment:  This Promissory Note is assignable by the Holder with written notice of that assignment to the Maker.

Waiver: The Maker waives presentment for payment, protest, notice of protest, notice of dishonor, notice of non-payment and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

Governing Law: This Promissory Note shall be governed by, and construed and enforced in accordance with, the laws of Switzerland.

DATED at Palm Beach, Florida U.S.A., on the day and year first above written.

SIGNED, SEALED AND DELIVERED by
James Davidson on behalf of Universal
Tech Corp. in the presence of the following witness:

/s/ James Davidson
James Davidson

Witness	/s/ Laurie A. Galler
Laurie A. Galler